EXHIBIT 4
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                     STOCK PLEDGE AGREEMENT


          THIS STOCK PLEDGE AGREEMENT (this "Agreement") is made
and entered as of this 26 day of July, 1995, by and between
                       ---
Kenneth S. Phillips ("Pledgor") and Marc N. Geman ("Pledgee").

          A. Concurrently with the execution of this Agreement, Pledgor has signed and delivered to Pledgee his Promissory Notes (the "Notes") in the aggregate principal amount of $2,015,000, copies of which are attached hereto as Exhibit A.
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          B.   As security for the payment of the Notes, Pledgor
has agreed to pledge to Pledgee 1,643,845 shares (the "Shares") of the common stock of PMC International, Inc., a Colorado corporation (the "Corporation").

          IT IS THEREFORE AGREED:

          1.   PLEDGE.  As security for payment of the Notes,
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Pledgor hereby grants a security interest to Pledgee in the
Shares. Concurrently with the execution of this Agreement, Pledgor shall deliver to Pledgee the certificate(s) for the Shares, endorsed in blank or accompanied by a stock power(s) endorsed in blank.

          2.   DIVIDENDS.  During the term of this Agreement and
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so long as Pledgor is not in default in the performance of his obligations under the Notes or this Agreement, all dividends payable with respect to the Shares will be paid to the Pledgee and shall be applied to the principal on the Notes.

          3.   VOTING RIGHTS.  During the term of this Agreement
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and so long as Pledgor is not in default in the performance of his obligations under the Notes or this Agreement, Pledgor shall have the right to exercise all voting rights with respect to the Shares. If Pledgor defaults in the performance of his obligations under the Notes or this Agreement, and such default is not cured within 30 days of written notice of such default, then Pledgee shall have the right to exercise all voting rights with respect to the Shares.

          4.   REPRESENTATIONS.  The Pledgor warrants and
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represents that he is the owner of the Shares and that he has the right to pledge the Shares under the terms of this Agreement.

          5.   ADJUSTMENTS.  In the event that, during the term
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of this Agreement, any share dividend, reclassification,
readjustment, or other change is declared or made in the capital structure of the Corporation, all new, substituted, and additional shares, or other securities, issued with respect to the Shares by reason of any such change shall be held by the

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Pledgee under the terms of this Agreement in the same manner as the Shares originally pledged hereunder.

          6.   PAYMENT OF NOTES.  Upon payment in full of the
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Notes, the Pledgee shall redeliver to the Pledgor the
certificate(s) for the Shares, and the stock power(s), if any, delivered to Pledgee herewith, and this Agreement and all rights of Pledgee in the Shares hereunder shall terminate. Pledgee shall immediately thereafter take all actions necessary to release the Shares from the security interest granted hereby.

          7.   SEVERABILITY OF SECURITY INTEREST.  The security
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interest in the Shares granted hereby shall be severable as to each of such lots of Shares ("Share Lots") as to which Geman receives a payment against the principal amount of the Notes, as determined in accordance with this paragraph 7. Upon any payment of a portion of the principal provided for in the Notes together with all interest accrued to the date of such payment, (a) the number of Shares to be included in the corresponding Share Lot shall be determined by dividing the amount of such payment by $1.226, (b) the security interest and all other rights and interests of the Pledgee in and to such Share Lot and all of its constituent Shares shall terminate and Pledgee shall immediately thereafter take all actions necessary to release such Share Lot from the security interest granted hereby, (c) such Share Lot and all of its constituent Shares shall automatically revest in the Pledgor, and (d) the Pledgee shall surrender to the Pledgor the certificate(s) representing the constituent Shares of such Share Lot and the stock power(s) related thereto.

          8.   DEFAULT.
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               (a)  In the event that the Pledgor defaults in the
payment of any installment of principal or interest on the Notes when due, or defaults in the performance of any of the terms of this Agreement, Pledgee shall give notice of such default to David L. Andrus and Bedford Capital Financial Corporation and, for purposes of this Agreement and the Notes, and Pledgee shall accept a tender of performance in cure of such default by any of the foregoing persons made within thirty days (the "Cure Period") after the giving of notice as required in this subparagraph 8(a).

               (b) If no tender of performance in cure of such breach is made within the Cure Period, all principal and interest with respect to the Notes shall be immediately due and payable and the Pledgee shall have the rights and remedies provided in the Uniform Commercial Code in force in the State of Colorado (the "U.C.C."), and in this connection, the Pledgee may upon 10 days notice to the Pledgor, sent by registered or certified mail, sell all the Shares in the manner provided in the U.C.C. Pledgor hereby consents to a private or public sale of the Shares. Out of the proceeds of any sale the Pledgee may retain an amount equal to the principal and interest then due on the Notes, plus reasonable attorney's fees and the amount of the expenses of the

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sale, and shall pay any balance of such proceeds to the Pledgor.
In the alternative, the Pledgee may offer to retain the Shares in full satisfaction of all amounts due pursuant to the Notes and/or this Agreement.


          9.   Pledgor agrees that he will not take or
participate in any action the intent and result of which is the reduction in the value of the Shares.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


                              PLEDGOR:

                              /s/ Kenneth S. Phillips
                              -----------------------------------
                              Kenneth S. Phillips

                              PLEDGEE:

                              /s/ Marc N. Geman
                              -----------------------------------
                              Marc N. Geman



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